Exhibit 10.26
EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement entered into as of the 2nd day of February, 2015 (the “Effective Date”).
Between:
GRAN TIERRA ENERGY CANADA ULC, an Alberta corporation (“GTE ULC”) and GRAN TIERRA ENERGY INC., a Nevada corporation (“Gran Tierra”)

(GTE ULC and Gran Tierra are collectively referred to herein as, the “Company”)

- and -

JEFFREY SCOTT, a citizen of Canada with a residence in City of Calgary in the Province of Alberta

(the “Executive”)

(GTE ULC, Gran Tierra and the Executive are collectively referred to herein as the “Parties”
and individually referred to herein as a “Party”)

RECITALS:

A.	The Executive has specialized knowledge and valuable skills and experience which are critical to the management and success of the business.

B.	The Company wishes to secure the services of the Executive and to ensure that the Executive remains Executive Chairman of the Board of Directors of the Company.

C.	The Parties wish to set forth their entire understanding and agreement with respect to the subject matter hereof with this Executive Employment Agreement (the “Agreement”).

THEREFORE, the Parties agree as follows:

ARTICLE 1
DUTIES AND RESPONSIBILITIES
 1.1           Position.
Gran Tierra confirms the appointment of the Executive to the position of Executive Chairman of the Board.  The Executive will undertake those duties and responsibilities reasonably assigned to the Executive by the Board of Directors of the Gran Tierra (the “Board”).  The Executive reports directly to the Board.  The parties agree that the relationship between the Company and the Executive created by this Agreement is that of employer and employee.
1.2           Other Engagements.
The Executive will not engage in any other business, profession or occupation which would conflict with the performance of his duties and responsibilities under this Agreement, either directly or indirectly, including accepting appointments to the boards of other companies, without the prior written consent of the Board.  The Executive may continue to serve on the boards of directors identified to the Board and continue with his responsibilities at Postell Energy Co. Ltd provided that the Executive’s primary focus will be his duties and responsibilities for the Company.
1.3           Reassignment.
The Company will not reassign the Executive to another position within the Company, or to a position within a subsidiary, affiliated or related corporate entity (“Member Company” or “Member Companies”) or alter the duties, responsibilities, title, or reporting lines of the Executive or change the location of the Executive’s employment unless the Executive agrees to such reassignment or alteration.
1.4           Travel.
The Executive will be employed at the Company’s location in Calgary, Alberta.  The Executive will be available for such business related travel as may be required for the purposes of carrying out the Executive’s duties and responsibilities.  The Executive will be entitled to business class tickets for domestic or international flights consistent with the Company’s travel policy.  The Executive will be entitled to choose suitable accommodations when travelling on Company business.

ARTICLE 2
TERM OF EMPLOYMENT
The Executive’s employment with the Company is for a period of one (1) year from the Effective Date.  The Executive’s employment may be terminated at any time by either of the Parties, subject to the provisions of Article 9.
ARTICLE 3
BASE SALARY
The Executive will be paid an annual salary in an amount equal to $360,000 CDN, subject to applicable statutory deductions (the “Base Salary”).  The Executive’s Base Salary will be payable in accordance with Company practices and procedures as they may exist from time to time.  Base Salary will be reviewed and may be increased on an annual basis by the Board, with input from the Executive.
ARTICLE 4
BONUS
4.1           Bonus Eligibility.
The Executive will be eligible, as determined by the Compensation Committee of the Board, to receive a bonus payment in addition to Base Salary and other compensation for the year of the Executive’s employment (the “Bonus”) in an amount equal to the greater of 100% of the Executive’s Base Salary and 200% of the Executive’s Base Salary in the event of a Change of Control (as defined below).
 4.2           Bonus Payment.
The Bonus will be payable within sixty (60) days after the end of the calendar year (but in no event later than March 15, 2016) and will be based upon the Executive’s performance during the term of this Agreement.
ARTICLE 5
BENEFITS
The Executive will be entitled to participate in and to receive all rights and benefits under any life insurance, disability, medical, dental, health and accident plans maintained by the Company for its employees and for its executive officers specifically.   The Company will continue to pay the Executive’s Base Salary in the event the Executive becomes disabled until such time as the Executive begins to receive short-term or long-term disability insurance benefits.
ARTICLE 6
VACATION
The Executive will be entitled to five weeks’ vacation per year.  Payment of all vacation pay will be at Base Salary.  The Executive will arrange vacation time to suit the essential business needs of the

Company.  On leaving the employment of the Company for whatever reason, the Company will compensate the Executive for any accrued but unused vacation entitlement based upon the Executive’s then current Base Salary.
ARTICLE 7
EQUITY AWARDS
Subject to approval by the Board, the Company will grant the Executive a stock option to purchase 400,000 shares of Company common stock at an exercise price per share equal to the fair market value of a share of Company common stock on the date of grant (which date of grant will be the third business day after the date Company releases its 2014 earnings), and restricted stock units to acquire 100,000 shares of Company common stock. Both the stock option and restricted stock unit will vest over three (3) years. Each of the equity awards will be made pursuant to the terms and conditions set forth in the Company’s 2007 Equity Incentive Plan, as amended.
ARTICLE 8
PERQUISITES AND EXPENSES
The Company recognizes that the Executive will incur expenses in the performance of the Executive’s duties.  The Company will reimburse the Executive for any reasonable out-of-pocket expenses incurred in the course of employment.  The Chair of the Audit Committee will review and approve (or disapprove) such out-of-pocket expenses of the Executive, upon providing the Company with reasonable substantiation and receipts for such expenditures. To the extent that any expense reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any such reimbursements payable pursuant to this Agreement will be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
ARTICLE 9
TERMINATION OF EMPLOYMENT
9.1           Termination without Notice.
This Agreement and the Executive’s employment with the Company may be terminated, without the Company being obligated to provide the Executive with advance notice of termination or pay in lieu of such notice, whether under contract, statute, common law or otherwise, in the following circumstances:
(a)           Voluntary Resignation.
In the event the Executive voluntarily resigns, except where the Executive resigns for Good Reason as provided for in this Agreement, the Executive will give a minimum of sixty (60) days’ advance written notice to the Company.  The Executive will not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to the Executive’s last day of active service with the Company.  The Company may, at its discretion, waive in whole or in part such notice with payment in lieu to the Executive on the Company’s regular payroll date.
(b)           Cause.
The Company may terminate the employment of the Executive at any time without notice for Cause. The Executive will not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to the Executive’s last day of active service with the Company.
"Cause" is defined as any of the following:
(a) participation in a fraud or dishonesty against the Company;
(b) participation in an act of dishonesty against the Company intended to result in your personal enrichment;
(c) the intentional making by the Executive or any member of the Executive’s family of any material personal profit at the expense of the Company without the prior written consent of the Company;
(d) willful material breach by the Executive of this Agreement or the Company's written policies;
(e) intentional significant damage to the Company's property by the Executive; or
(f) conduct by the Executive that, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve provided that in such event, the Company will provide notice to the Executive describing the nature of the gross unfitness and the Executive will thereafter have ten (10) days to cure such gross unfitness if such gross unfitness is capable of being cured.
9.2           Termination by the Company without Cause.
The Company may terminate the Executive’s employment without Cause at any time.  If the Executive executes and allows to become effective the Company’s standard form of release of claims within thirty (30) days following the separation from service, the Company will pay the Executive cash severance (the “Separation Package”) equal to the remainder of the Base Salary due under this Agreement and the Executive’s equity awards granted pursuant to this Agreement will vest immediately. The total cash compensation will be payable in a lump sum on the date that is thirty (30) days after the separation from service.
9.3           Termination by the Executive for Good Reason.
Should the Executive terminate his employment for Good Reason, as hereinafter defined, and provided further that the Executive executes and allows to become effective the Company’s standard form of release of claims within thirty (30) days following the separation from service, the Company will pay the Executive the Separation Package set out in section 9.2 in a lump sum on the date that is thirty (30) days after the separation from service; provided, however, the Executive will also be entitled to receive his Bonus as contemplated by Section 4.1 in the event of a Change in Control.  Failure of the Executive to terminate his employment in a manner that constitutes a separation from service effective not later than thirty days (30) after the occurrence of any event which would constitute Good Reason will constitute waiver of his right under this section 9.3 as to such triggering event.  The Executive may terminate his employment for Good Reason so long as the Executive tenders his resignation to the Company within thirty (30) days after the occurrence of the event that forms the basis for the resignation for Good Reason; provided, however, that with his resignation the Executive must provide written notice to the Company describing the nature of the event that the Executive believes forms the basis for the resignation for Good Reason, and the Company will thereafter have ten (10) days to cure such event.
“Good Reason” is defined as the occurrence of any of the following without the Executive’s express written consent:

(a)
an adverse change in the Executive’s position, titles, duties (including any position or duties as a director of the Company) or responsibilities (including new, additional or changed formal or informal reporting responsibilities) or any failure to re-elect or re-appoint him to any such positions, titles, duties or offices, except in connection with the termination of his employment for Cause;

(b)
a reduction by the Company of the Executive’s Base Salary except to the extent that the annual base salaries of all other executive officers of the Company are similarly reduced or any change in the basis upon which the Executive’s annual compensation is determined or paid if the change is or will be adverse to the Executive except that an award of annual performance bonuses by the Company’s Compensation Committee (and approved by the Board of Directors) are discretionary and in no instance will be considered adverse to Executive if such performance bonus is reduced from a prior year or if an annual performance bonus is not paid;

(c)	a Change in Control of the Company occurs; or

(d)	any breach by the Company of any material provision of this Agreement.
A “Change in Control” is defined as:
(a) a dissolution, liquidation or sale of all or substantially all of the assets of the Company;
(b) a merger or consolidation in which the Company is not the surviving corporation;
(c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or
(d) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

ARTICLE 10
DIRECTORS/OFFICERS LIABILITY
 10.1           Indemnity.
Gran Tierra will provide to the Executive indemnification in accordance with the Indemnification Agreement entered into between Gran Tierra and the Executive.
10.2           Insurance.

(a)
Gran Tierra will purchase and maintain, throughout the period during which the Executive acts as a director or officer of Gran Tierra or a Member Company and for a period of two years after the date that the Executive ceases to act as a director or officer of Gran Tierra or a Member Company, directors’ and officers’ liability insurance for the benefit of the Executive and the Executive’s heirs, executors, administrators and other legal representatives, such that the Executives insurance coverage is, at all times, at least equal to or better than any insurance coverage Gran Tierra purchases and maintains for the benefit of its then current directors and officers, from time to time.

 10.3           Survival.

(b)
If for any reason whatsoever, any directors’ and officers’ liability insurer asserts that the Executive or the Executive’s heirs, executors, administrators or other legal representatives are subject to a deductible under any existing or future directors’ and officers’ liability insurance purchased and maintained by Gran Tierra for the benefit of the Executive and the Executive’s heirs, executors, administrators and other legal representatives, Gran Tierra will pay the deductible for and on behalf of the Executive, or the Executive’s heirs, executors, administrators or other legal representatives, as the case may be.

The provisions of sections 10.1 and 10.2 of this Agreement will survive the termination of this Agreement or the employment of the Executive with the Company and such provisions will continue in full force and effect in accordance with such Indemnification Agreement and the provisions of this Agreement for the benefit of the Executive.

ARTICLE 11
NON-COMPETITION AND CONFIDENTIALITY
 11.1           Non-Competition.
 The Executive recognizes and understands that in performing the duties and responsibilities of his employment as outlined in this Agreement, he will be a key employee of Gran Tierra and will occupy a position of high fiduciary trust and confidence, pursuant to which he has developed and will develop and acquire wide experience and knowledge with respect to all aspects of the services and businesses carried on by Gran Tierra and its Member Companies and the manner in which such businesses are conducted.  It is the expressed intent and agreement of the Executive and of the Company that such knowledge and experience will be used solely and exclusively in the furtherance of the business interests of Gran Tierra and its Member Companies and not in any manner detrimental to them.  The Executive therefore agrees that so long as he is employed by the Company pursuant to this Agreement he will not engage in any practice or business in competition with the business of Gran Tierra or any of its Member Companies. The Executive further agrees that the Executive’s fiduciary duties will survive the termination, for any reason, of this Agreement or any obligation of the Executive to provide any services to the Company.

11.2           Confidentiality.
The Executive further recognizes and understands that in the performance of his employment duties and responsibilities as outlined in this Agreement, he will be a key employee of the Company and will become knowledgeable, aware and possessed of all confidential and proprietary information, know-how, data, strategic studies, techniques, knowledge and other confidential information of every kind or character relating to or connected with the business or corporate affairs and operations of Gran Tierra and its Member Companies and including, without limitation, geophysical studies and data, market data, engineering information, shareholder data, client lists, compensation rates and methods and personnel information (collectively “Confidential Information”) concerning the business of the Company and its Member Companies.  The Executive therefore agrees that, except with the consent of the Board, he will not disclose such Confidential Information to any unauthorized persons so long as he is employed by the Company pursuant to this Agreement; provided that the foregoing will not apply to any Confidential Information which is or becomes known to the public or to the competitors of Gran Tierra or its Member Companies other than by a breach of this Agreement.
 11.3           Following Termination of Agreement.
Subject to this Article 11 and without otherwise restricting the fiduciary obligations imposed upon, or otherwise applicable to the Executive as a result of the Executive having been a senior officer and key employee of the Company, the Executive will not be prohibited from obtaining employment with or otherwise forming or participating in a business competitive to the business of the Company after termination of this Agreement and the Executive’s employment with the Company.
11.4     Business Records
The Executive agrees to promptly deliver to the Company, upon termination of his employment for any reason, or at any other time when the Company so requests, all documents relating to the business of Gran Tierra or its Member Companies, including, without limitation: all reports and related data, such as summaries, memoranda and opinions relating to the foregoing, contract files, notes, records, manuals, correspondence, financial and accounting information, client lists, statistical data and compilations, patents, copyrights, trademarks, trade names, methods, processes, agreements, contacts or any other documents relating to the business of the Company or its Member Companies, and all copies thereof and therefrom (collectively, the “Business Records”). The Executive confirms that all of the Business Records which are required to be delivered to the Company pursuant to this

Agreement constitute the exclusive property of the Company. The obligations of confidentiality set forth in this Agreement will continue notwithstanding the Executive’s delivery of any such documents to the Company.
ARTICLE 12
CHANGES TO AGREEMENT
Any modifications or amendments to this Agreement must be in writing and signed by all Parties or else they will have no force and effect.  Notwithstanding the foregoing, the Company may assign this agreement to Member Company, without the consent of the Executive.
ARTICLE 13
ENUREMENT
This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and assigns, including without limitation, the Executive’s heirs, executors, administrators and personal representatives.
ARTICLE 14
GOVERNING LAW
This Agreement will be construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.  Any action arising from or relating any way to this Agreement, or otherwise arising from or relating to Executive’s employment with the Company, will be tried in the Court of Queen's Bench situated in Alberta. The Parties consent to jurisdiction and venue in those courts to the greatest extent possible under law.
ARTICLE 15
NOTICES
 15.1          Notice to Executive.
Any notice required or permitted to be given to the Executive will be deemed to have been received if delivered personally to the Executive or sent by courier to the Executive’s home address last known to the Company.
 15.2          Notice to Company.
Any notice required or permitted to be given to the Company will be deemed to have been received if delivered personally to, sent by courier, or sent by facsimile to:
Gran Tierra Energy Inc.
200, 150 13 Avenue SW
Calgary, Alberta Canada T2R 0V2
Fax: (403) 265-3242
Attn:  Scott Price, Lead Independent Director

ARTICLE 16
WITHHOLDING
All payments made by the Company to the Executive or for the benefit of the Executive will be less applicable withholdings and deductions.

ARTICLE 17
INDEPENDENT LEGAL ADVICE
The Executive acknowledges that the Executive has been advised to obtain independent legal advice with respect to entering into this Agreement, that he has obtained such independent legal advice or has expressly deemed not to seek such advice, and that the Executive is entering into this Agreement with full knowledge of the contents hereof of the Executive’s own free will and with full capacity and authority to do so.
ARTICLE 17
COMPANY POLICIES
As an employee of the Company, the Executive is required to comply with all Company policies and procedures, as may be amended by the Company from time to time (the "Company Policies" certain of which may be found at www.grantierra.com). The Company Policies are deemed to be incorporated by reference into this Agreement.
ARTICLE 18
WAIVER
No failure or delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of those rights, powers or privileges, nor will any waiver in one instance be deemed to be a continuing waiver in any other instance.
ARTICLE 19
SEVERABILITY AND ENFORCEABILITY
If any court of competent jurisdiction declares any provision of this Agreement invalid, void or unenforceable in whole or in part, for any reason, it will be deemed not to affect or impair the validity of the remainder of this Agreement, which will remain in full force and effect. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court will reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

ARTICLE 20
PRIVACY
The Executive acknowledges and agrees that the Executive will take all necessary steps to protect and maintain Personal Information (information about an identifiable individual) of the employees, consultants or customers of the Company obtained in the course of the Executive's employment with the Company. The Executive will at all times comply, and will assist the Company to comply, with all applicable laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection Act (Alberta) (“Applicable Privacy Laws”).
The Executive acknowledges and agrees that the disclosure of the Executive’s Personal Information may be required as part of the ongoing operations of the Company’s business, as required by law or regulatory agencies, as part of the Company’s audit process, as part of a potential business or commercial transaction or as part of the Company’s management of the employment relationship (the "Personal Information Disclosure"), and the Executive hereby grants consent as may be required by Applicable Privacy Laws to the Personal Information Disclosure.
ARTICLE 21
ENTIRE AGREEMENT
The Parties acknowledge that this Agreement sets forth the entire understanding of the Parties with respect to the subject matter contained herein and supersedes all prior agreements or understandings regarding the subject matter contained herein.
ARTICLE 22
COUNTERPART EXECUTION
This Agreement may be executed in any number of counterparts and each such counterpart will be deemed an original Agreement for all purposes; provided that no Party will be bound to this Agreement unless and until all Parties have executed a counterpart. Delivery of a copy of a counterpart by facsimile or email by one Party to the other Party will be deemed to be delivery of an original by that Party.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date set forth below, with an effective date as of February 2, 2015.

GRAN TIERRA ENERGY INC., a Nevada corporation By: /s/ Duncan Nightingale Name: Duncan Nightingale Title: President & CEO Date: February 9, 2015	/s/ Jeffrey Scott JEFFREY SCOTT Date: February 9, 2015
GRAN TIERRA ENERGY CANADA ULC, an Alberta corporation By: /s/ James Rozon Name: James Rozon Title: Chief Financial Officer Date: February 9, 2015 SIGNED, SEALED DELIVERED In the presence of: Witness

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